Artesian Resources Corporation Reports Second Quarter and
Year-To-Date 2024 Results

Newark, Delaware, August 5, 2024 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and a number of other related business services, today announced second quarter and year-to-date results for 2024.

Second Quarter Results

Net income was $5.3 million, a $0.9 million, or 19.9%, increase compared to net income recorded for the three months ended June 30, 2023.  Diluted net income per share was $0.52, an 18.2% increase compared to $0.44 for the same period in 2023.

Revenues totaled $27.4 million for the three months ended June 30, 2024, $2.2 million, or 8.6%, more than revenues for the three months ended June 30, 2023.

Water sales revenue increased $1.9 million, or 9.0%, primarily as a result of a temporary rate increase placed into effect on November 28, 2023, as permitted under Delaware law.  The temporary rates were replaced with the final approved rates pursuant to a Delaware Public Service Commission, or DEPSC, order with a rate effective date of June 12, 2024.  In addition, there was an increase in the number of customers served and an increase in overall water consumption due to warmer and drier weather in late June 2024 compared to June 2023.

Other utility operating revenue increased approximately $0.3 million, or 8.4%, primarily due to an increase in wastewater revenue associated with customer growth and the timing of industrial wastewater revenue.

“We are pleased to see an increase in water sales revenue as a result of the increase in the number of customers served along with the rate increase for Delaware water customers.  In addition, recent hotter and drier weather across much of the area raised customer demand,” said Dian C. Taylor, CEO.  “Artesian remains committed to our strategic approach to capital investment, ensuring reliable service to our customers. The resolution of this rate case allows for recovery of the $158 million invested in water infrastructure over the nine-year period since our previous rate filing.”

Operating expenses, excluding depreciation and income taxes, increased $0.6 million, or 4.3%.  Utility operating expenses increased $0.6 million, or 4.8%, primarily the result of increased costs associated with water supply and treatment, payroll and employee benefits, and administrative expenses.

Depreciation and amortization expense increased $0.2 million, or 6.5%, primarily due to continued investment in utility plant providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.4 million, or 22.1%, primarily due to higher pre-tax income in 2024 compared to 2023.

Other income decreased $0.3 million, primarily due to a decrease in allowance for funds used during construction, or AFUDC, as a result of less long-term construction activity subject to AFUDC.

Interest charges decreased $0.2 million, primarily due to lower borrowing levels related to the Company’s lines of credit.

Year-to-Date Results

Net income was $9.7 million, a $1.6 million, or 19.5%, increase compared to net income recorded for the six months ended June 30, 2023.  Diluted net income per share was $0.95, a 13.1% increase compared to $0.84 for the same period in 2023.

Revenues totaled $52.0 million for the six months ended June 30, 2024, $4.2 million, or 8.8%, more than revenues for the six months ended June 30, 2023.

Water sales revenue increased $3.7 million, or 9.5%, primarily as a result of a temporary rate increase placed into effect on November 28, 2023, as permitted under Delaware law.  The temporary rates were replaced with the final approved rates pursuant to a DEPSC order with a rate effective date of June 12, 2024.  In addition, there was an increase in the number of customers served and an increase in overall water consumption due to warmer and drier weather during late June 2024 compared to 2023.

Other utility operating revenue increased approximately $0.5 million, or 7.8%, primarily due to an increase in wastewater revenue associated with customer growth and the timing of industrial wastewater revenue.

Operating expenses, excluding depreciation and income taxes, increased $1.4 million, or 5.0%.  Utility operating expenses increased $1.2 million, or 5.4%, primarily the result of increased costs associated with supply and treatment, payroll and employee benefits, and administrative expenses.

Depreciation and amortization expense increased $0.5 million, or 7.0%, primarily due to continued investment in utility plant providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.7 million, or 24.8%, primarily due to higher pre-tax income in 2024 compared to 2023.

Other income decreased $0.5 million, primarily due to a decrease in AFUDC, as a result of less long-term construction activity subject to AFUDC.

Interest charges decreased $0.4 million, primarily due to lower borrowing levels related to the Company’s lines of credit.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $18.4 million was invested in the first six months of 2024 in water and wastewater infrastructure projects.  These investments include PFAS treatment equipment, relocation of facilities as a result of government mandates, renewals associated with the rehabilitation of aging infrastructure, installation of new main, purchase of new transportation equipment, upgrading and automating meter reading equipment, construction of a new wastewater treatment plant and upgrading existing pumping stations to better serve our customers.

“Artesian remains steadfast in our commitment to provide high quality water service for our customers,” said Nicki Taylor, President of Artesian Water Company. “We continue to invest, as we have for over a decade, in PFAS treatment technology to remain ahead of new regulations while also strategically focusing on developing the most efficient and cost-effective sources of supply to meet current and future customer needs.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 8.8 billion gallons of water per year through 1,470 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers, expectations regarding the cost and timing of planned infrastructure investments, the impact of weather on our operations, our growth strategy, our expectations regarding infrastructure investments, our enhanced wastewater operational efficiencies, and continued growth in our business and the number of customers served.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Nicki Taylor
Investor Relations
(302) 453-6900
ntaylor@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,			
	2024		2023		2024		2023	
Operating Revenues								
Water sales	$	22,501	$	20,636	$	42,326	$	38,652
Other utility operating revenue		3,288		3,032		6,303		5,848
Non-utility operating revenue		1,627		1,583		3,331		3,246
		27,416		25,251		51,960		47,746
Operating Expenses								
Utility operating expenses		12,179		11,626		24,136		22,899
Non-utility operating expenses		1,145		1,122		2,261		2,206
Depreciation and amortization		3,425		3,215		6,889		6,439
State and federal income taxes		1,945		1,593		3,627		2,906
Property and other taxes		1,524		1,487		3,130		3,027
		20,218		19,043		40,043		37,477
Operating Income		7,198		6,208		11,917		10,269
Allowance for funds used during		367		588		653		1,046
Miscellaneous		(65)		(12)		1,508		1,591
Income Before Interest Charges		7,500		6,784		14,078		12,906
Interest Charges		2,175		2,341		4,342		4,758
Net Income	$	5,325	$	4,443	$	9,736	$	8,148
Weighted Average Common Shares		10,293		9,998		10,290		9,752
Net Income per Common Share - Basic	$	0.52	$	0.44	$	0.95	$	0.84
Weighted Average Common Shares		10,295		10,002		10,293		9,757
Net Income per Common Share -	$	0.52	$	0.44	$	0.95	$	0.84

Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)
(Unaudited)

	June 30, 2024		December 31, 2023	
Assets				
Utility Plant, at original cost less accumulated depreciation	$	723,823	$	714,284
Current Assets		29,140		30,617
Regulatory and Other Assets		30,168		21,931
	$	783,131	$	766,832
Capitalization and Liabilities				
Stockholders' Equity	$	234,416	$	230,397
Long Term Debt, Net of Current		177,493		178,307
Current Liabilities		22,434		22,414
Advances for Construction		2,593		2,797
Contributions in Aid of Construction		260,769		247,934
Other Liabilities		85,426		84,983
	$	783,131	$	766,832